Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Geospace Technologies Corporation of our report dated November 22, 2013, relating to the consolidated financial statements as of September 30, 2013 and 2012, and for each of the three fiscal years in the period ended September 30, 2013, and to our report dated November 22, 2013 with respect to the effectiveness of Geospace Technologies Corporation’s internal control over financial reporting as of September 30, 2013, which appear in the Company’s Annual Report on Form 10-K of Geospace Technologies Corporation for the fiscal year ended September 30, 2013, as filed with the Securities and Exchange Commission on November 22, 2013.

/s/ UHY LLP

Houston, Texas

May 21, 2013